Exhibit 10.3

                       INTELLIGENT ELECTRONICS, INC.
                          411 EAGLEVIEW BOULEVARD
                         EXTON, PENNSYLVANIA 19341


                                   May 13, 1996


Mr. Timothy Cook
Intelligent Electronics, Inc.
5700 S. Quebec Street
Englewood, CO 80111

Dear Tim:

          This confirms that I have recommended to the Compensation and Stock Option Committee of the Board of Directors of Intelligent
Electronics, Inc. the following:

          1. Your base annual salary will be increased to $300,000, effective April 1, 1996.

          2. You will be granted non-qualified stock options under the Company's 1995 Long-Term Incentive Plan to purchase 50,000 shares of the Company's common stock at the closing price on April 24, 1996, such options to vest in five installments as generally applicable to such options.

          3. Although you remain an employee at the will of the Company, and the Company may terminate your employment at any time with or without Cause (as defined below), if the Company terminates you without Cause, you will receive the following as your sole and exclusive remuneration and remedy:

               (a) For one year following the date of termination (the "Severance Period"), you will receive your annual base salary at termination, paid in 12 equal monthly payments, and less applicable withholding. Such payments will be made to your heirs in the event of your death during the Severance Period.

               (b) During the Severance Period, you will be deemed to be an employee of the Company for purposes of all medical, dental and insurance benefit plans. Moreover, for all purposes under the Company's 1995 Long-Term Incentive Plan, "termination" shall be deemed to be the date of expiration of the Severance Period.

          "Cause" for this purpose shall mean your commission of a felony, gross negligence, fraud.

          During the Severance Period, and as a condition of your severance benefits, you will not, directly or indirectly, be employed by, consult with or perform any services for Ingram Micro, Tech Data, MicroAge, Inacom or any of their successors, and you will not solicit any employees of the Company or its affiliates for any other employment or other business purpose.

          4. The provisions of paragraph 3 of this letter agreement applicable to salary, benefits and restrictions during the Severance Period shall also be applicable in the event that: (a) a third party acquires, by purchase, merger or otherwise, more than a majority of the Company's issued and outstanding capital stock ("Change of Control"); (b) after the Change of Control, either (i) your base annual salary is reduced from the amount in effect immediately prior to the Change of Control or (ii) your duties and responsibilities are materially reduced from their levels immediately prior to the Change of Control; and (c) you terminate your employment as a result of either of the events set forth in 4(b) above.

          This agreement is between you and IE and its successor companies.

          I am confident that the Committee will promptly approve these recommendations, to which I would appreciate your agreement by executing the letter in the space provided below.

                              Sincerely,

                              INTELLIGENT ELECTRONICS, INC.


                              BY: /s/ Richard D. Sanford
                                 ---------------------------------
                                  RICHARD D. SANFORD


ACCEPTED AND AGREED:


/s/ Timothy Cook
- -----------------------
TIMOTHY COOK